��       !"#$%!&'( )*+,)-./0)12 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147801, No. 2-80883, and No. 333-276001) of Old Republic International Corporation of our report dated July 13, 2026, with respect to the statements of net assets available for benefits of the ORI 401(k) Savings and Profit Sharing Plan as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule as of December 31, 2025, which report appears in the December 31, 2025 Annual Report on Form 11-K of the ORI 401(k) Savings and Profit Sharing Plan. West Conshohocken, Pennsylvania July 13, 2026